SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2007

ENVIRONMENTAL ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-12914	43-1953030
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3350 Americana Terrace, Suite 215

Boise, Idaho 83706

 (Address of principal executive offices) (Zip Code)

(208) 287-4471

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 5 – Corporate Governance and Management

Item 5.01  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 9, 2007, Environmental Energy Services, Inc. (“EES”) entered into an Employment Agreement with James J. Hines, under which Mr. Hines was appointed Director of Finance for EES.  Under the Employment Agreement, the appointment is effective as of March 1, 2007.  Under the Employment Agreement, EES also appointed Mr. Hines to the board of directors.

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Prior to joining EES, Mr. Hines worked on Wall Street as an analyst and investment advisor.   From May 2000 to October 2001, Mr. Hines worked as an analyst in equity research supporting sales & trading and the investment banking division of ING Barings.   From November 2001 to July 2003, Mr. Hines was an analyst at a boutique investment firm with responsibility for approximately $200 million of assets under management.   From February 2004 to March 2005, Mr. Hines worked as a financial advisor at Merrill Lynch.   From March 2005 until joining EES, Mr. Hines was an investment advisor at his own registered investment advisory firm in New York.   Mr. Hines holds an M.B.A. in Finance from New York University, a Master of Engineering degree in Civil & Environmental Engineering from the Massachusetts Institute of Technology, and a B.S. in Nuclear Engineering from the University of Lowell.  In addition, Mr. Hines is licensed and registered as a Professional Engineer (“P.E.”) in multiple states.

Mr. Hines was not appointed to any committees of the board.  Prior to his employment, Mr. Hines was the beneficial owner of 100,000 shares of common stock of EES.

Under Mr. Hines’ Employment Agreement, Mr. Hines is entitled to a signing bonus of $10,000, and an annual salary of $120,000, which is deferred until EES raises sufficient capital to pay Mr. Hines’ salary (along with the salaries of other officers of EES).  Mr. Hines received warrants to purchase 7,000,000 shares of EES common stock, of which 1,000,000 are exercisable at $0.06 per share, 2,000,000 are exercisable at $0.30 per share, and 4,000,000 are exercisable at $0.60 per share.  All warrants are vested immediately, and expire five years from the date of grant.

As a Member of the Board of Directors, Mr. Hines received warrants to purchase 3,000,000 shares of EES common stock, of which 1,000,000 are exercisable at $0.06 per share, 1,000,000 are exercisable at $0.30 per share, and 1,000,000 are exercisable at $0.60 per share.  All warrants are vested immediately, and expire five years from the date of grant.

In addition, Mr. Hines received an option to purchase 8,000,000 shares of common stock at $0.08 per share, which may be exercised only after and to the extent that the option has vested.  The option expires three years after the date the option has vested.  Under the Employment Agreement, the amount of the option that vests will be 1% of the average market capitalization of EES’s common stock (i.e., closing stock price times number of common shares issued and outstanding) for the period from February 20, 2008 to March 10, 2008 (inclusive), provided that the average market capitalization for such period must exceed $100,000,000 for any part of the option to vest.  In addition, notwithstanding the foregoing formula, the maximum amount of the option that may vest will be equal to the number of shares held by the officer holding the second largest number of shares of stock in EES.  All calculations will be made on a fully-diluted basis.

The Employment Agreement has an initial term until October 1, 2007, which will be extended to March 1, 2008 unless one of the parties elects to terminate the Employment Agreement before September 15, 2007.  In the event, EES terminates Mr. Hines for any reason other than cause, or pursuant to an express right to terminate, then EES will be obligated to pay Mr. Hines severance of $1,200,000.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

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(a)

Financial Statements of Businesses Acquired:  Not applicable.

(b)

Pro Forma Financial Information:  Not applicable.

(c)

Exhibits:

Regulation S-B No.	Description
10	Employment Agreement dated March 9, 2007

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENVIRONMENTAL ENERGY SERVICES, INC.
Date: March 15, 2007	/s/ Michael Thompson
By: Michael Thompson, President

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